EXHIBIT 99

EMC INSURANCE GROUP INC.
INCREASES AND DECLARES 124th
CONSECUTIVE QUARTERLY CASH
DIVIDEND AND ANNOUNCES OTHER
BOARD ACTIONS

DES MOINES, Iowa (November 2, 2012) – On November 1, 2012, EMC Insurance Group Inc. (NASDAQ OMX/GS:EMCI) (the “Company”) declared a quarterly dividend of $0.21 per share of common stock payable November 19, 2012 to shareholders of record as of November 12, 2012. The $0.21 per share quarterly dividend represents a 5.0 percent increase over the previous quarterly dividend of $0.20 per share. This is the one hundred and twenty-fourth consecutive quarterly dividend declared since EMC Insurance Group Inc. became a publicly held company in February 1982.

Additionally, on November 1, 2012, the Inter-Company Committees of the boards of the Company and Employers Mutual Casualty Company (Employers Mutual), the Company’s parent organization, approved changes to the terms of the excess of loss reinsurance agreement between the Company’s reinsurance subsidiary, EMC Reinsurance Company, and Employers Mutual for calendar year 2013. Effective January 1, 2013, pending regulatory approval, EMC Reinsurance Company will continue to retain the first $4.0 million of losses per event, but will also retain 20.0 percent of any losses between $4.0 million and $10.0 million and 10.0 percent of any losses between $10.0 million and $50.0 million associated with any event.   In connection with the change in the amount of losses retained per event, the cost of the excess of loss coverage will decrease from the current 10.0 percent of total assumed reinsurance premiums to 9.0 percent of total assumed reinsurance premiums.  These changes are a result of efforts to ensure that the terms of the agreement are fair and equitable to both parties.

About EMCI EMC Insurance Group Inc. is a publicly held insurance holding company with operations in property and casualty insurance and reinsurance, which was formed in 1974 and became publicly held in 1982. The Company’s common stock trades on the Global Select Market tier of the NASDAQ OMX Stock Market under the symbol EMCI.  EMCI’s parent company is Employers Mutual Casualty Company (EMCC).  EMCI and EMCC, together with their subsidiary and affiliated companies, conduct operations under the trade name EMC Insurance Companies.